Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500   Fax:  +86 10 8525 5511 / 8525 5522

Beijing   Shanghai   Shenzhen   Hong Kong   Haikou   Wuhan   Singapore   New York

www.hankunlaw.com

April 22, 2024

To:

Lotus Technology Inc. (the “Company”)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

Dear Sirs/Madams,

We have acted as the PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the Company’s annual report on Form 20-F, including all amendments and supplements thereto (the “Annual Report”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1934 (as amended) for the fiscal year ended December 31, 2023.

We hereby consent to the reference of our name in the Annual Report and the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices

Han Kun Law Offices